Exhibit 10.1

                     AMENDED AND RESTATED LICENSE AGREEMENT

         This Amended and Restated License Agreement is made and entered into effective as of the 27th day of October, 2000, by and between Videolocity Direct, Inc., a Nevada corporation ("Video Direct"), and Merit Studios, Inc., a Delaware corporation ("Merit"), upon the following:

                                    Premises

         WHEREAS, Merit and Videolocity, Inc., then named Moviesonline, Inc. ("Videolocity"), entered into that certain License Agreement (the "Original
Agreement") dated as of October 27, 2000, pertaining to the WormHole Video System; and

         WHEREAS, Videolocity assigned all its right, title and interest in and to the Original Agreement to Video Direct with the prior written consent of Merit; and

         WHEREAS, Merit and Video Direct desire to amend and restate the Original Agreement in the manner provided herein;

         NOW, THEREFORE, in consideration of the mutual covenants to be performed and benefits to be received hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Merit and Video Direct agree that the Original Agreement is hereby amended and restated as follows and that this Amended and Restated License Agreement shall supercede and replace the Original Agreement.

                                    Agreement

         1. Grant of License. Merit hereby grants Video Direct an exclusive license for the period commencing as of October 27, 2000 and expiring on March 5, 2011 to use, sell sublicenses to others, the WormHole Video System (as defined herein) in any and all countries in the world. Such license shall continue on a non-exclusive basis from March 6, 2011 until the expiration or termination of this Agreement. Notwithstanding the foregoing, if Video Direct has not obtained the rights required to deliver content to end users through the WormHole Video System, and commenced marketing of the WormHole Video System, within one (1) year from the date the WormHole Video System is delivered to Video Direct in a fully operational condition, then Merit may convert the exclusive rights granted to Video Direct hereunder to non-exclusive rights by providing thirty (30) days prior written notice of such conversion to Video Direct. The term "WormHole Video System" shall mean the proprietary system being developed by Merit which uses Merit's proprietary WormHole data compression technology to compress and deliver video content, on demand and in a secure format, by downloading the content from a central server or other source through

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regular telephone lines, broad-band lines, the Internet, wireless communication, or other communication channels to the end user's set-top box or computer, where the content is uncompressed by the Wormhole decompression software which is
installed  in  the  set-top-box  or  computer,   and  displayed  on  a  standard
television/monitor, which WormHole Video System is more particularly described in Exhibit "A" attached hereto and incorporated herein by reference. The term WormHole Video System shall refer to the WormHole Video System as the same exists on the date of this Agreement and as the same may be modified, improved or enhanced during the term of this Agreement and shall include the system as a whole thereof as it applies to the decompression (unpeg) and/or delivery of video content to end-users.

         2. Term. The term of this Agreement shall commence effective as of October 27, 2000 and expire at midnight on March 5, 2021.

         3. License Fees. Video Direct shall make the following payments to Merit in the amounts and at the times indicated as payment for the license granted to Video Direct hereunder:

         (a) Two Hundred Fifty Thousand Dollars ($250,000) in cash on or before January 1, 2001, the receipt of which is hereby acknowledged by Merit.

         (b) Ten percent (10%) of the Net Revenue Per Transaction (as defined herein) received by Video Direct from each item of content (video or otherwise) delivered by it through the WormHole Video System to end users (the "Per Transaction Royalty"). The Per Transaction Royalty shall be paid by Video Direct to Merit on a monthly basis within 15 days following the end of the month in which the Per Transaction Royalty was earned. Each payment of the Per Transaction Royalty shall be accompanied by a statement setting forth the data and information used to calculate the Per Transaction Royalty and showing the manner of calculation. For purposes of this Agreement, "Net Revenue Per Transaction" shall mean the amount received by Video Direct from an end user for a content delivery transaction less the cost of the content delivered in such transaction.

         (c) 50% of all amounts received by Video Direct from the sale of sublicenses of the WormHole Video System to sublicensees. Such license fees shall be paid by Video Direct to Merit on a monthly basis within 15 days following the end of the month in which such license fees are received by Video Direct.

         4. Obligations of Merit. Merit shall provide the following:

         (a) Merit shall design, build, install and load, as appropriate, the initial server and the other components and items of equipment (other than the set-top boxes) necessary for Video

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

                  Direct to operate the Wormhole Video System. This equipment is described as a server with one gigabyte of RAM, dual 800 megahertz processor, Intel Pentium Processor, 480 gigabytes of hard drive space, and 16 built-in dial-up modems. Video Direct acknowledges that the initial server has been installed at the location designated by it. The remaining actions shall be completed by Merit and the Wormhole Video System shall be fully operational on or before April 30, 2001. Such items shall be provided at no additional charge to Video Direct. Merit shall devote all its resources to completion of the WormHole Video System and shall not undertake any other activities or projects (specifically including further development of the WormHole data compression program) until the WormHole Video System has become fully operational.

         (b) Merit shall utilize its WormHole Technology to compress the video content to be provided by Video Direct through the WormHole Video System. Merit shall compress the first one hundred (100) feature length films provided to it by Video Direct in DVD format for a charge of $100,000, $49,000 of which has been paid by Video Direct to date and the balance of which is due on the date the films have been compressed and the WormHole Video System has become operational. Thereafter Merit shall compress the feature-length videos provided to it by Video Direct, in MPEG format on HD, CD, or Tape only, for a charge of $250 per video, with one-half of this per film charge to be paid when the film products are delivered to Merit for compression and the balance to be paid upon completion. Compression services shall be performed by Merit as requested by Video Direct with new releases being completed within the time periods dictated by the competitive window prevailing in the video industry. The compression charges for video content other than full length video shall be mutually agreed to by Merit and Video Direct based on the size of the content file (relative to a full length video) and the time it takes Merit to compress the file (relative to the time it takes Merit to compress a full length video).

                  Notwithstanding the foregoing, in the event any person other than Videolocity International, Inc. or Merit should acquire fifty percent (50%) or more of the outstanding capital stock of Video Direct, the compression charges referred to in this subparagraph shall be increased to $1,500 per film, effective immediately upon the acquisition of such interest. In addition, as long as Videolocity International, Inc. owns over 50% of Video Direct, if any person acquires fifty (50%) or more of the outstanding capital stock of Videolocity
                  International, Inc., the compression charges referred to in this subparagraph shall be increased to $1,500 per film,

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

                  effective immediately upon the acquisition of such interest. However, a distribution of the shares of Video Direct held by Videolocity International, Inc. and/or Merit to their respective shareholders shall not be deemed to result in the acquisition of 50% of the outstanding capital stock of Video Direct by any person under this subparagraph of this Agreement.

         (c) Merit has designed an Internet web page for use by Video Direct in connection with the WormHole Video System and shall assign to Video Direct all its right, title and interest in the domain name "TVWEBB." Any further development shall be at the expense and direction of Video Direct.

         (d) Merit shall, upon request, assist Video Direct in developing and interfacing a billing system and content catalog system for use in connection with the WormHole Video System.

         (e) Merit shall cause to be delivered to Video Direct 1,000,000 restricted shares of Merit common stock at no additional charge to Video Direct, the receipt of which is acknowledged by Video Direct.

         5. Obligations of Video Direct. Video Direct shall provide the following:

         (a) Video Direct shall provide the personnel to operate and market the WormHole Video System and shall obtain all clearances or licenses required for the lawful use of the content provided by Video Direct for use with the WormHole Video System.

         (b) Video Direct currently has authorized 10,000,000 shares of common stock, par value $0.001 per share, of which 5,000,000 shares are issued and outstanding and owned by Videolocity International, Inc. Video Direct also has authorized 1,000,000 shares of preferred stock, par value $0.001, none of which has been issued. Video Direct shall issue Merit 2,500,000 restricted shares of its common stock as additional consideration for the license rights granted hereunder.

         (c) Video Direct shall use its best efforts in good faith to conduct an initial public offering of the authorized and unissued shares of its common stock (remaining after the issuance of shares to Merit as provided above) as quickly as practicable following the date the WormHole Video System becomes operational. The proceeds from such offering shall be used by Video Direct to continue with the implementation of its business plan and the WormHole Video System.

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

         6. System Functions. Attached hereto as Exhibit "A" and incorporated herein by reference is a description of the WormHole Video System, including its design and functions. Merit represents and warrants that the WormHole Video System will perform in the manner described in Exhibit "A" and that the WormHole Video System will allow an end user to download a compressed, full length feature movie file in less than one minute and to decompress such file for viewing in less than 30 minutes. Merit further represents that the video files will be viewable on the end-users television set or monitor in the same resolution and quality as the original video file provided to Merit by Video Direct, Further, whatever video is supplied to Merit for compression it will be completely unaltered after unpegging by the Wormhole decompression software. If at any time during the term of this Agreement, the WormHole Video System should fail to function in the manner described in Exhibit "A", Merit agrees to immediately take all steps as may be necessary to remedy the problem and cause the system to perform in accordance with such description. Video Direct acknowledges that the WormHole Video System can process video files under any MPEG format but that Merit has built its Favos using the MPEG2 format and that delivery to Merit of video files in a format other than MPEG2 (e.g. MPEG4) would require Merit to build new Favos, which would take approximately thirty (30) days to accomplish.

         7. Preserving Rights to Content. Merit shall not have any right whatsoever in or to the content provided by Video Direct to end users through the WormHole Video System, including but not limited to, the right to use, copy, or demonstrate such content. Merit acknowledges and agrees that any and all such content shall be and remain the sole and exclusive property of Video Direct or other persons holding the rights to such content and Merit shall take all necessary precautions to protect the confidentiality of such content. To the extent reasonably required by the studios, distributors, and other owners of content as a condition precedent to permitting such content to be compressed by Merit, Merit agrees to enter into agreements with such content owners containing reasonable provisions to the foregoing effect.

         8. Audit Rights. Video Direct agrees to allow an independent certified public accountant selected by Merit and reasonably acceptable to Video Direct, which accountants shall not be compensated on a contingency basis and shall be bound to keep all information confidential except as necessary to disclose discrepancies to Merit, to audit and analyze relevant accounting records of Video Direct to ensure compliance with all terms of this Agreement. Any such audit shall be permitted within thirty (30) days of Video Direct's receipt from Merit of a written request to audit, during normal business hours, at a time mutually agreed upon. The cost of such an audit shall be borne by Merit unless a material discrepancy is found, in which case the cost of the audit shall be borne by Video Direct. A discrepancy shall be deemed material if it involves a payment or adjustment of more than five percent (5%) of the amount actually due from Video Direct in any given quarter. Audits shall occur no more frequently than once per calendar year and shall not interfere unreasonably with Video Direct's business activities and shall be conducted in Video Direct's facilities during normal business hours on reasonable notice. An audit may cover any period; provided that: (i) the period has not been previously audited; and (ii)

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

the period under audit is within a two-year period immediately preceding the commencement of the audit. Video Direct shall promptly reimburse Merit for the amount of any discrepancy arising out of such audit, which indicates that Merit is owed amounts hereunder as well as the costs of the audit, if applicable, as provided above.

         9. Scope of License. The exclusive license granted in this Agreement shall be exclusive both as to Video Direct acting in its own name or for its own account, and as to any third parties that may be licensed or otherwise acting under authority of Video Direct. Specifically, but not by way of limitation of the foregoing, Merit agrees that as long as the license granted to Video Direct under this Agreement is exclusive, Merit will not in its own name or for its own account, nor will it authorize any third party, to sell, lease, license or otherwise market or sell the WormHole Video System anywhere in the world, nor will Merit use its WormHole Technology to provide compression services for content that would be competitive with the WormHole Video System.

         10. Indemnification. Each party (the "Indemnifying Party") shall defend, indemnify and hold harmless the other party (the "Indemnified Party") and its agents, officers, board members and employees from and against any and all claims, damages, losses and expenses (including reasonable attorney's fees) for claims caused by (i) violation by the Indemnifying Party of any state, federal or other governmental license or regulations, and (ii) violation by the Indemnifying Party of any third party proprietary rights (including without limitation, patent, copyright, trade secret and trademark rights); and (iii) damages to property, injury or death to persons or for any other damage arising due to the active or passive negligence of the indemnifying party.

         11. Infringement. Merit represents and warrants that it is not aware of any patent, copyright, trade secret or other property right of any third party that would be infringed or violated by the development, manufacture, use or sale of the WormHole Video System. In the event that any such infringement or violation is alleged by any third party against Video Direct, Merit agrees to indemnify and hold Video Direct harmless from and against all damages, claims and liabilities arising in connection therewith and Video Direct agrees to cooperate with Merit in the defense of such alleged infringement or violation. Video Direct shall promptly notify Merit of any such claim of infringement or violation. Video Direct shall refrain from making any admission of liability or from settling such claim without the prior written consent of Merit.

         Merit shall promptly and decisively assert its patent or other intellectual property rights against any third party infringer who is making, using or selling a device that infringes on any of the intellectual property rights pertaining to the WormHole Video System. Video Direct shall promptly notify Merit of any such infringing activity of which it becomes aware.

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

         12. Termination. This Agreement may be terminated only:

         (a) By one party if the other party should be in default in the material terms or provisions this Agreement, and such defaulting party has failed to cure such default within thirty
                  (30) days following written notice of such default from the non-defaulting party;

         (b) By one party, if the other party: makes a general assignment for the benefit of creditors; suffers or permits the appointment of a receiver for its business or assets; files, or has filed against it, an action under any state insolvency or similar law for the purpose of seeking its bankruptcy, reorganization, or liquidation, which action is not discharged within sixty (60) days of such filing; enters an order for relief under the Bankruptcy Code; or has its business affairs wound up or liquidated, voluntarily or involuntarily.

         13. Confidentiality. Confidential Information means all proprietary data, concepts, projections, strategies, client lists, marketing plans, designs, processes, methods of operation, innovations, and other information pertaining to the business operations and other activities of Merit, on the one hand, and Video Direct and its affiliated companies on the other hand. Each party shall, during the term of this Agreement use the Confidential Information disclosed or provided by the other party, whether orally, written, by demonstration, in models or otherwise, only as permitted under this Agreement and shall maintain all such Confidential Information in confidence and shall not disclose or divulge such Confidential Information to any third party or to any of its own personnel not having a need to know such information, provided that the parties have informed their respective personnel of the parties' obligations under this
Section 13, and provided further that each third party to whom such disclosure is made shall have entered into a non-disclosure agreement the terms of which require such third party to maintain the confidentiality of the Confidential Information. Notwithstanding the foregoing, a party shall not be liable for disclosure of any such Confidential Information which:

         (a) can be demonstrated by reasonable documentary evidence to have been in the possession of such party prior to receipt from the other party, provided that the source of such information was not known to the receiving party to be bound by a confidentiality agreement with or other contractual or fiduciary obligation of confidentiality to the delivering party or any other person with respect to such information;

         (b) is or becomes part of the public domain other than through an act or omission attributable to employees or agents of the receiving party; or

         (c) is or is made available to the receiving party by a third party unaffiliated with the delivering party and which has no obligation to the delivering party in respect thereof.

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

Upon the termination of this Agreement, each party agrees to promptly return to the other all Confidential Information provided by the other party hereunder, and all copies thereof, in its possession.

         14. Notices. Any notice, consent, approval, request, authorization, direction or other communication under this Agreement ("Notice") that is required to be given in writing will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile;
(ii) on the delivery date if delivered personally to the party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. Such notices shall be addressed as follows:

                 If to Merit:            Michael John
                                         President
                                         Merit Studios, Inc.
                                         1930 Village Center Circle
                                         PMB #402, Suite 3
                                         Las Vegas, Nevada 89134

                 If to Video Direct:     George Norman
                                         Chairman
                                         Videolocity Direct, Inc.
                                         358 South 700 East, #B604
                                         Salt Lake City, Utah  84102

or at such other address as any of the parties hereto may specify by notice to the other parties hereto in accordance with this Section 14.

         15. Publicity. The parties shall issue a joint press release in mutually acceptable form announcing their execution of this Agreement. Thereafter, neither party shall issue any press release, file any report or make any other public communication that includes the name or describes the activities of the other party without first providing the other party with a copy of any such proposed release, filing or communication and providing such party with an adequate opportunity to comment thereon.

         16. Assignment. None of the rights or obligations under this Agreement shall be assignable by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         17. No Partnership. No agency, partnership, joint venture, or employment is created as a result of this Agreement and neither party nor its agents shall have any authority of any kind to bind the other party in any respect whatsoever.

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

         18. Governing Law. This Agreement shall be deemed to have been entered into, and shall be construed and enforced in accordance with the laws of the State of Utah.

         19. Expenses of Legal Proceedings. If any action, suit or proceeding is brought by a party with respect to a matter or matters governed by this Agreement, all costs and expenses of the prevailing party incurred in connection with such proceeding, including reasonable attorneys' fees, shall be paid by the nonprevailing party.

         20. Severability. If any provision of this Agreement is or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

         21. Waiver. No waiver of any right under this Agreement shall be effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future breach or failure or of any other right arising under this Agreement.

         22. Section Headings. The headings of the sections contained herein are for convenience only and are not deemed to limit or construe the contents thereof.

         23. Authorization. Each person signing this Agreement on behalf of the corporate party represents and warrants that he or she is a duly authorized and acting officer of the corporation on whose behalf he or she is signing, that the corporation has full power and authority to execute and enter into this Agreement, and that this Agreement has been duly and validly authorized and approved by the board of directors of the corporation in accordance with its charter, governing instruments and the provisions of applicable law.

         24. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises and representations made by either party to the other concerning the subject matter hereof. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized representatives of both parties hereto.

         25. Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall bind the respective legal representatives, successors and assigns of the parties.

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

         IN WITNESS HEREOF, Merit and Video Direct have caused this Amended and Restated License Agreement to be duly executed as of the date first written above.

                           Merit:             Merit Studios, Inc.
                                              A Delaware Corporation


                                              By /s/ Michael John
                                                 --------------------------
                                                 Michael John
                                                 Chairman

                           Video Direct:      Videolocity Direct, Inc.
                                              A Nevada Corporation


                                              By /s/ George Norman
                                                 --------------------------
                                                 George Norman
                                                 Chairman

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